Exhibit 99.5

Arena Pharmaceuticals, Inc., 2017 Long-Term Incentive Plan

Restricted Stock Unit Grant Agreement for Non-Employee Directors

THIS GRANT AGREEMENT (this “Agreement”), effective as of ________________ (the “Grant Date”), is entered into by and between Arena Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and ______________ (the “Participant”).

1.Grant of Restricted Stock Units.  The Company hereby grants to the Participant _________ Restricted Stock Units. Each Restricted Stock Unit shall be deemed to be the equivalent of one Share.

2.Subject to the Plan.  This Agreement is subject to the provisions of the Arena Pharmaceuticals, Inc., 2017 Long-Term Incentive Plan (the “Plan”).  Certain terms are defined in this Agreement, and, unless the context requires otherwise, other capitalized terms used herein shall have the same meaning as in the Plan.  Except as provided herein, in the event of a conflict between the provisions of the Plan and this Agreement, the Plan shall control.

3.Account.  The Company shall credit to a bookkeeping account (the “Account”) maintained by the Company for the Participant’s benefit the Restricted Stock Units. On each date that cash dividends are paid on the Shares, the Company will credit the Account with a number of additional Restricted Stock Units equal to the result of dividing (i) the product of the total number of Restricted Stock Units credited to the Account on the record date for such dividend and the per Share amount of such dividend by (ii) the Fair Market Value of one Share on the date such dividend is paid by the Company to stockholders. The additional Restricted Stock Units shall be or become vested to the same extent as the Restricted Stock Units that resulted in the crediting of such additional Restricted Stock Units, and Shares shall not be issued in settlement until the underlying Restricted Stock Units vest.

4.Vesting.  Except as otherwise provided in this Agreement, provided the Participant is then a Director, an Employee or a Consultant, the Restricted Stock Units shall become vested on the following dates:

Vested Restricted

Vest Date    Stock Units

5.Capitalization Adjustments.  The number of Restricted Stock Units credited to the Account shall be equitably and appropriately adjusted as provided in Section 12.2 of the Plan.

6. Termination of Service.

(a)  Termination of Service Other Than Due to Disability or Death.  In the event the Participant ceases to be in the Company’s continuous service as any of a Director, an Employee or a Consultant for any reason other than as a result of Disability or death, the Restricted Stock Units credited to the Account that were not vested at the time the Participant ceases to be in the Company’s continuous service as any of a Director, an Employee or a Consultant shall be immediately forfeited.

(b)  Disability.  In the event that the Participant ceases to be in the Company’s continuous service as any of a Director, an Employee or a Consultant by reason of Disability, to the extent the Restricted Stock Units are not fully vested, the Restricted Stock Units credited to the Account shall immediately become fully vested.

For purposes of this Agreement, “Disability” shall mean the Participant’s becoming disabled within the meaning of Section 22(e)(3) of the Code, or as otherwise determined by the Committee in its discretion. The Committee may require such proof of Disability as the Committee in its sole and absolute discretion deems appropriate and the Committee’s determination as to whether the Participant has incurred a Disability shall be final and binding on all parties concerned.

(c)  Death.  Upon the Participant’s death, to the extent the Restricted Stock Units are not fully vested, the Restricted Stock Units credited to the Account shall immediately become fully vested.

7.Payment of Shares.  The Company shall make a payment to the Participant of Shares based on the number of the vested Restricted Stock Units credited to the Participant’s Account upon the earliest of (i) the three-year anniversary of the Grant Date; (ii) the Participant’s “separation from service” for purposes of Section 409A of the Code (“Separation from Service”),  subject to any delay required pursuant to Section 12(j); (iii) the Participant’s death; or (iv) as provided by Section 10 in connection with a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as described in Code Section 409A(a)(2)(A)(iv) (“409A CiC”).  However, if a scheduled delivery date falls on a date that is not a trading day, such delivery date shall instead fall on the next following trading day.  Notwithstanding the foregoing, in the event that the Company determines that any Shares are scheduled under this Agreement to be delivered on a day (the “Original Distribution Date”) on which the Company determines that a sale by the Participant of such Shares would (i) violate the registration requirements under the Securities Act or (ii) violate any of the provisions of the federal securities laws (or any Company or, if applicable, Affiliate policy related thereto) or (iii) violate a “lock-up” agreement undertaken in connection with an issuance of securities by the Company or (iv) not be permitted under applicable securities laws or Company policies by the Participant on the open market and (v) the Company elects, prior to the Original Distribution Date, not to satisfy its tax withholding obligation by withholding Shares from the Shares otherwise due to the Participant on the Original Distribution Date under this Agreement, then such Shares shall not be delivered on such Original Distribution Date and shall instead be delivered as soon as practicable on the date on which the sale of such Shares would not be in violation of any of such registration requirements, the federal securities laws (or any Company or, if applicable, Affiliate policy related thereto), lock-up agreement or would otherwise be permitted under applicable securities laws or Company policies by the Participant on the open market; provided, however, that in no event shall the delivery of the Shares be delayed pursuant to this provision beyond December 31 of the calendar year in which the Original Issuance Date occurs.

8.Form of Payment.  Payments pursuant to Section 7 shall be made in Shares equal to the number of vested Restricted Stock Units credited to the Account.

9.Beneficiary.  In the event of the Participant’s death prior to payment of the Restricted Stock Units credited to the Account, payment shall be made to the last beneficiary designated in writing that is received by the Company prior to the Participant’s death or, if no designated beneficiary survives the Participant, such payment shall be made to the Participant’s estate.

10.  Change in Control; Corporate Transaction.

(a)  Effect of Change in Control on Restricted Stock Units.  In the event of a Change in Control, all Restricted Stock Units shall become fully vested immediately prior to the Change in Control if the Participant is then a Director, an Employee or a Consultant.  For purposes of this Agreement, “Change in Control” shall have the same meaning set forth in Section 11.3 of the Plan, except that it shall also include the occurrence of any other event that the Board determines by an approved resolution constitutes a Change in Control.   If the Change in Control is also a 409A CiC then the Shares will be issued immediately upon such 409A CiC.

(b)  Effect of Corporate Transaction on Restricted Stock Units.  In the event of a Corporate Transaction that is not a Change in Control, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume, continue or substitute for the Restricted Stock Units credited to the Account on substantially the same terms and conditions (which may include settlement in the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction). In the event of a Corporate Transaction that is not a Change in Control, then notwithstanding Section 11 of the Plan and paragraph (a) of this Section, to the extent that the surviving corporation or acquiring corporation (or its parent company) does not assume, continue or substitute for the Restricted Stock Units credited to the Account on substantially the same terms and conditions (which may include settlement in the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), then all of such Restricted Stock Units shall become fully vested immediately prior to the Corporate Transaction if the Participant is then a Director, an Employee or a Consultant.  In the event of a Corporate Transaction that is also a 409A CiC, then all of such Restricted Stock Units shall become fully vested immediately prior to the Corporate Transaction if the Participant is then a Director, an Employee or a Consultant.  In all cases, if the Corporate Transaction is also a 409A CiC, then the Shares will be issued immediately upon such 409A CiC.

For purposes of this Agreement, “Corporate Transaction” means (i) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or (ii) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the Shares outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise. Notwithstanding the foregoing, a “Corporate Transaction” shall not include a transaction that is effected exclusively for the purpose of changing the domicile of the Company.

(c)  Payment of Restricted Stock Units.  Payment of Restricted Stock Units that vest pursuant to this Section shall be made in Shares (or, if applicable, settlement in the same consideration paid to the stockholders of the Company pursuant to the Change in Control), as soon as practicable following the applicable vesting date.  The following provisions shall apply and shall supersede anything to the contrary set forth herein and in the Plan to the extent required for the settlement of the Restricted Stock Units to comply with the requirements of Section 409A of the Code.  In a Change in Control or Corporate Transaction the Award must be assumed, continued or substituted by the Surviving Corporation or the Parent Corporation and any Shares scheduled to be issued upon an applicable scheduled Vest Date may not be earlier issued unless the Change in Control or Corporate Transaction is also a 409A CiC or such earlier issuance of the Shares is otherwise permitted by Section 409A of the Code.  The Company retains the right to provide for earlier issuance of Shares in settlement of the Restricted Stock Units to the extent permitted by Section 409A of the Code.

  (d)Other Agreement or Plan.  The provisions of this Section shall be superseded by the specific provisions, if any, of a written service agreement between the Participant and the Company, or a change in control severance agreement or plan covering the Participant, to the extent such a provision in such other agreement or plan provides a greater benefit to the Participant.

11.Source of Payments.  The Participant’s right to receive payment under this Agreement shall be an unfunded entitlement and shall be an unsecured claim against the general assets of the Company. The Participant has only the status of a general unsecured creditor hereunder, and this Agreement constitutes only a promise by the Company to pay the value of the Account on the payment date.

12.Miscellaneous.

(a)  Withholding.  The Participant agrees to pay to the Company, or to make satisfactory arrangement with the Company for payment of, any federal, state or local taxes, if any, required by law to be withheld in respect of the Restricted Stock Units.  The Participant hereby agrees that the Company or an Affiliate, as applicable, may withhold the applicable taxes from the Participant’s wages or other remuneration. At the discretion of the Company, the applicable taxes may be withheld in kind from the Shares otherwise deliverable to the Participant on the payment in settlement of the Restricted Stock Units, up to the lesser of Participant’s minimum required withholding rate or such other rate that will not trigger a negative accounting impact.

Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to deliver to the Participant any Shares. In the event the Company’s obligation to withhold arises prior to the delivery to the Participant of the Shares or it is determined after the delivery of Shares to the Participant that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, the Participant agrees to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

(b)  No Rights of a Stockholder.  The Participant shall not have any of the rights of a stockholder with respect to the Shares subject to the Restricted Stock Units until such Shares have been issued.

(c)  Nontransferability of Restricted Stock Units.  Except to the extent and under such terms and conditions as determined by the Committee, the Restricted Stock Units shall not be transferable otherwise than by will or the laws of descent and distribution or as provided in Section 9.

(d)  Severability.  The provisions of this Agreement shall be deemed severable. If any provision of this Agreement shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction or by reason of a change in a law or regulation, such provision shall (i) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable (or, if applicable, to the extent necessary to comply with the change in the law or regulation), and as so limited shall remain in full force and effect, and (ii) not affect any other provision of this Agreement or part thereof, each of which shall remain in full force and effect.

(e)  Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, other than its conflict of laws principles.

(f)  Headings.  The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(g)  Notices.  All notices required or permitted under this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by registered or certified mail, postage prepaid. Notice by mail shall be deemed delivered at the time and on the date on which the same is postmarked.

Notices to the Company should be addressed to:

Arena Pharmaceuticals, Inc.

6154 Nancy Ridge Drive

San Diego, California 92121

Attention:  Chief Financial Officer

With a copy to: General Counsel

Notices to the Participant should be addressed to the Participant at the Participant’s address as it appears on the Company’s records. The Company or the Participant may by writing to the other party, designate a different address for notices. If the receiving party consents in advance, notice may be transmitted and received via facsimile or via such other electronic transmission mechanism as may be available to the parties. Such notices shall be deemed delivered when received.

(h)  Agreement Not a Contract.  This Agreement (and the grant of Restricted Stock Units) is not a service contract, and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on the Participant’s part to continue as a Director, an Employee or a Consultant, or of the Company or an Affiliate to continue the Participant’s service as a Director, an Employee or a Consultant.

(i)  Entire Agreement; Modification.  Except as provided in the next sentence, this Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter contained herein and may not be modified, except as provided in the Plan or in a written document signed by each of the parties hereto, and may be rescinded only by a written agreement signed by both parties. This Agreement and Plan may be modified or superseded by the specific provisions, if any, of a written agreement, plan or other arrangement (regardless of whether entered into or established before, concurrently or after the date of this Agreement) of the Company or an Affiliate that is applicable to the Participant, to the extent such an agreement, plan or other arrangement provides a greater benefit to the Participant and otherwise does not cause the payments hereunder to fail to comply with the provisions of Section 409A of the Code.

(j)  Compliance with Section 409A of the Code.

(i)Automatic Delay of Payment.  Notwithstanding anything contained in this Agreement to the contrary, if the Company determines that as of the date of payment the Participant is a “specified employee” (as such term is defined under Section 409A of the Code), any Shares (or shares of the common stock of the successor company in the event of a Change in Control) payable by reason of the Participant’s Separation from Service with the Company (or an Affiliate) for any reason other than death or “disability” (as such term is defined under Section 409A of the Code), if applicable, will not be paid until the date that is six months following the date of Separation from Service (or such earlier time permitted under Section 409A of the Code without the imposition of any accelerated or additional taxes under Section 409A of the Code).

(ii)  General. This Agreement is intended to comply with the requirements of Section 409A of the Code and shall be construed and interpreted in accordance with such intent. Payment under this Agreement shall be made in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, as determined by the Committee. Any provision of this Agreement that would cause the payment or settlement thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Grant Date.

                                                      ARENA PHARMACEUTICALS, INC.

By: ______________________________________

     _______________________________________

Participant

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